Exhibit 99.1

DELCATH NAMES DR. JENNIFER SIMPSON PRESIDENT AND CEO

NEW YORK (MAY 26, 2015) – Delcath Systems, Inc. (NASDAQ: DCTH) announces that Jennifer Simpson, Ph.D., M.S.N., C.R.N.P. has been named President and Chief Executive Officer by the Company’s Board of Directors, effective immediately. Dr. Simpson has served as Interim President and Chief Executive Officer of Delcath since September 2014 and as Interim Co-President and Co-Chief Executive Officer from September 2013 to September 2014. She joined Delcath in 2012 as Executive Vice President, Global Marketing.

“Jennifer possesses a well-rounded skillset in all aspects of oncology drug development and commercialization,” said Roger G. Stoll, Ph.D., Executive Chairman of Delcath’s Board of Directors. “Under her leadership, Delcath has successfully established a commercial beachhead in Europe while initiating our global clinical development programs in metastatic ocular melanoma, intrahepatic cholangiocarcinoma, and primary liver cancer. This appointment demonstrates the Board’s continuing confidence in Jennifer’s ability to drive our commercial and clinical strategies forward and to ultimately realize the potential of our technology for patients with cancers in the liver.”

“I look forward to continuing the work we have begun in expanding the adoption of CHEMOSAT® in Europe and in advancing our clinical development programs to bring our CHEMOSAT and Melphalan/HDS therapy to market to benefit patients with cancers of the liver worldwide,” stated Dr. Simpson.

Prior to joining Delcath Dr. Simpson was Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (now a wholly-owned subsidiary of Eli Lilly and Company), where she was responsible for all product commercialization activities and launch preparation for one of its late-stage assets. From 2009 to 2011 Dr. Simpson served as Vice President, Product Champion and from 2008 to 2009 as Associate Vice President, Product Champion for a late-stage asset at ImClone. From 2006 to 2008 Dr. Simpson served as Product Director, Oncology Therapeutics Marketing at Ortho Biotech (now Janssen Biotech), a biotechnology company focused on innovative solutions in immunology, oncology and nephrology. Earlier in her career Dr. Simpson spent more than a decade as a hematology/oncology nurse practitioner and educator.

Dr. Simpson received a Ph.D. in Epidemiology from the University of Pittsburgh, an M.S. in Nursing from the University of Rochester and a B.S. in Nursing from the State University of New York at Buffalo.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology with a principal focus on the treatment of primary and metastatic liver cancers. Our proprietary Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure. In April 2012 we obtained authorization to affix a CE Mark to our second-generation system, which is currently marketed in Europe as a device under the trade name Delcath

Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT). In the U.S. Melphalan/HDS is considered a combination drug and device product, and is regulated as a drug by the U.S. Food and Drug Administration (FDA). Melphalan/HDS has not been approved for sale in the U.S. We have commenced a global Phase 2 clinical trial in Europe and the U.S. to investigate Melphalan/HDS for the treatment of primary liver cancer (hepatocellular carcinoma or HCC), and we are initiating a cohort within the global phase 2 clinical trial to evaluate patients with intrahepatic cholangiocarcinoma (ICC). We are also advancing plans to conduct a global Phase 3 trial in ocular melanoma that has metastasized to the liver.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials including without limitation the HCC, ICC and OM clinical trial programs timely enrollment and treatment of patients in the global Phase 2 HCC and ICC clinical trial, FDA and European Health Authority approval of the global Phase 3 OM clinical trial protocol, IRB or ethics committee clearance of the Phase 2 HCC/ICC and/or Phase 3 OM protocols from participating sites and the timing of site activation and subject enrollment in each trial, acceptance of the Phase 3 manuscript at a leading peer reviewed medical journal and the impact of publication to support the Company’s business, the impact of the presentations at ESSO and SSO and future clinical results consistent with the data presented, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, the impact, if any of Value 4 status on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK, the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets, the Company’s ability to satisfy the requirements of the FDA’s Complete Response Letter and provide the same in a timely manner, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, our ability to maintain NASDAQ listing, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:

Anne Marie Fields

LHA

212-838-3777

afields@lhai.com

# # #